The Royce Funds
                    Form N-SAR for period ending 12/31/98

Item 77(C)



At a Special Meeting of Shareholders of the Registrant held on September 21, 1998, the Shareholders approved the Agreement and Plan of Reorganization by and between The Royce Fund, with respect to The REvest Growth & Income Fund, and the Winter Harbor Fund, with respect to the REvest Value Fund as follows:


     Votes Cast for           Votes Cast Against       Votes Abstained

     	1,514,173              		450                 4,006


























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